Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Inland Western Retail Real Estate Trust, Inc:

We consent to the use of our report dated March 31, 2009, except for notes 1, 2, 3, 14, 16, 17, and 21, which are as of February 9, 2011, with respect to the consolidated balance sheet of Inland Western Retail Real Estate Trust, Inc. as of December 31, 2008, and the related consolidated statements of operations and other comprehensive loss, equity, and cash flows for each of the years in the two-year period ended December 31, 2008, and the 2008 and 2007 information in the related financial statement schedules, included herein and to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-11.

Our report with respect to the consolidated financial statements makes reference to the Company retrospectively applying certain reclassifications associated with discontinued operations and upon the adoption of an accounting standard related to noncontrolling interests.

/s/ KPMG LLP

Chicago, Illinois

February 14, 2011